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                                                                       EXHIBIT 2

                               VARLEN CORPORATION
                              55 Shuman Boulevard
                                 P.O. Box 3089
                        Naperville, Illinois 60566-7089
                                  June 7, 1999
To Our Stockholders:

    On May 18, 1999, a subsidiary of Amsted Industries Incorporated ("Amsted") announced a tender offer (the "Amsted Offer") for all of the Company's outstanding Common Stock, together with the associated Preferred Share Purchase Rights, at a price of $35 per share in cash. On May 24, 1999, Amsted formally commenced the Amsted Offer.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE AMSTED OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE AMSTED OFFER AND NOT TENDER YOUR SHARES TO AMSTED.

    In reaching the determination that the Amsted Offer is inadequate and not in the best interests of Varlen or its stockholders, your Board gave careful consideration to a number of factors, including the opinion of the Company's financial advisors, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), that the Amsted Offer is inadequate from a financial point of view. The other factors considered by your Board are described in the attached Schedule 14D-9.

    Your Board also unanimously determined that Varlen should explore its strategic alternatives, including a merger, sale or recapitalization of Varlen, which alternatives could include negotiations with interested parties, including Amsted. In the context of those negotiations, the Board believes interested parties will recognize the strong business potential of Varlen.

    The enclosed Schedule 14D-9 describes your Board's decision to reject the Amsted Offer and contains other important information. We urge you to read it carefully in its entirety, including the opinion of Morgan Stanley.

    If you have any questions or require assistance, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 (collect).

    Your Directors thank you for your support.

                                           On Behalf of the Board of Directors

                                           Sincerely,

                                           /s/ R. A. Jean
                                           Raymond A. Jean
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER